GLOBAL PAYMENTS INC.

PERFORMANCE UNIT AWARD CERTIFICATE

Non-transferable

G R A N T T O
________________________
(“Grantee”)

by Global Payments Inc. (the “Company”) of Performance Units (the “Performance Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s no par value common stock (“Shares”), pursuant to and subject to the provisions of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (the “Certificate”).

The target number of Shares subject to this award is       (the “Target Award”). Depending on the Company’s CY 2017 Adjusted Operating Income and year over year Annual Adjusted EPS Growth over the Performance Period (each as defined herein), Grantee may earn 0% to 200% of the Target Award, in accordance with the matrix attached hereto as Exhibit A and the terms and conditions of this Certificate.

By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

GLOBAL PAYMENTS INC.	Grant Date: 3/1/2017
Grant Number:

By:_______________________________	Accepted by Grantee: _________________________
ts: Authorized Officer

TERMS AND CONDITIONS
1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Certificate:

(i)    “Conversion Date” means March 1, 2020, provided that the Committee has previously certified the Company’s CY 2017 Adjusted Operating Income and year over year Annual Adjusted EPS Growth, as more fully described in Exhibit A hereto.

(ii) “Performance Period” means the three year period beginning on January 1, 2017 and ending on December 31, 2019.

(iii) “Performance Multiplier” means the percentage, from 0% to 200%, that will be applied to the Target Award to determine the number of Performance Awards that will convert to Shares on the Conversion Date, as more fully described in Exhibit A hereto.

2.    Performance Units. The Performance Units have been credited to a bookkeeping account on behalf of Grantee. The Performance Units will be earned in whole, in part, or not at all, as provided on Exhibit A attached hereto. Any Performance Units that fail to vest in accordance with the terms of this Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3.    Conversion to Shares. Except as otherwise provided in Section 4 below, 100% of the Performance Units that are earned based on performance will be converted to actual unrestricted Shares (one Share per vested Performance Unit) on the Conversion Date. These shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and stock certificates for the Shares shall be delivered to Grantee or Grantee’s designee upon request of the Grantee.

4.    Termination of Employment. If Grantee’s employment is terminated during the Performance Period, the following provisions of this Section 4 shall govern the vesting of the Performance Units:

(i) Death or Disability. If Grantee’s employment is terminated by reason of death or Disability, the number of Performance Units earned shall be determined at the end of the Performance Period based on actual performance as of the end of the Performance Period.

(ii) Any Other Reason. If Grantee’s employment is terminated for any other reason, all of the Performance Units shall be forfeited; provided, however, that in the case of Grantee’s Retirement or a termination of Grantee’s employment by the Company without Cause or by Grantee for Good Reason, the Committee may, but shall not be required to, determine that some or all of the Performance Units shall be earned at the end of the Performance Period based on actual performance as of the end of the Performance Period.

5.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Performance Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Performance Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.    Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Performance Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Units, stock units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.    Limitation of Rights. The Performance Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

8.    No Entitlement to Future Awards. The grant of the Performance Units does not entitle Grantee to the grant of any additional units or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units, and vesting provisions.

9.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Units. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s general counsel, principal financial officer or chief accounting officer, by withholding from the settlement of the stock units Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as such officer establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.    Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Performance Units hereunder had expired) on the date of such amendment or termination.

11.    Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Performance Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Performance Units, are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement with Grantee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement.

12.    Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Grantee hereby agrees and submits to jurisdiction in the state and federal courts of the State of Georgia and waives objection to such jurisdiction.

13.    Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14.    Relationship to Other Benefits. The Performance Units shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

15. Clawback. Notwithstanding anything to the contrary in this Certificate, the Plan, or any employment, key position, or change-in-control agreement with Grantee, the award granted hereunder is subject to the provisions of the following clawback policy established by the Committee prior to the grant of the Performance Units hereunder. The Committee may seek to recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that the Company’s financial statements are restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (the “Restatement”).  The Committee may seek recoupment from any current or former executive officer who received incentive-based compensation, granted after the date hereof, during the three (3) year period preceding the date that the Company was required to prepare the Restatement.  The Committee may seek to recover the amount by which the individual executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results and the Committee may determine whether the Company shall effect such recovery:  (i) by seeking repayment from the executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive under any compensatory plan, program or arrangement maintained by the Company; or (iii) a combination of foregoing.  The Grantee hereby acknowledges that this award is subject to the foregoing policy and agrees to make any repayment required in connection therewith.

16.    Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
17. Non-Competition and Non-Solicitation. As a condition of Grantee’s receipt of this Award, Grantee agrees to the following restrictions. Grantee acknowledges and agrees that as a result of Grantee’s employment with the Company or an Affiliate, Grantee’s knowledge of and access to confidential and proprietary information, and Grantee’s relationships with the Company’s or its Affiliate’s customers and employees, Grantee would have an unfair competitive advantage if Grantee were to engage in activities in violation of this Agreement. Grantee also acknowledges and agrees that the covenants in this Section 17 are necessary to protect the trade secrets of Company.
17.1    Non-Competition. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, seek or obtain any employment or independent contractor relationship with a Competitor, or otherwise engage in Competitive Services, in the geographic area in which the Company or an Affiliate conducts business, in which relationship Grantee has duties for (or provides services to) such Competitor that relate to Competitive Services and are the same or similar to those services actually performed by Grantee for the Company; provided, however, that (a) nothing in this Section 17.1 shall prohibit Grantee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company or an Affiliate; and (b) the time period of the non-compete in this Section shall not be longer than the time period of the non-compete in a written employment agreement between Grantee and the Company.
17.2    Non-Solicitation of Customers. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit, divert or take away or attempt to solicit divert or take away any Protected Customer for the purpose of providing or selling Competitive Services; provided however, that the non-solicitation restriction contained in this Section 17.2 shall only apply to those Protected Customers (a) with whom Grantee, alone or in conjunction with others, had business dealings on behalf of the Company or an Affiliate during the twelve (12) month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 17.2 hereof, and/or (b) for whom Grantee was responsible for supervising or coordinating the business dealings between the Company or an Affiliate and the Protected Customer during the twelve (12) month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 17.2 hereof.
17.3    Non-Solicitation of Employees. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit or induce any Protected Employee with whom Grantee worked or otherwise had material contact with through employment with the Company or an

Affiliate to terminate his or her employment relationship with the Company or an Affiliate or to enter into employment with any other individual, corporation, partnership, joint venture, limited liability company, association or other entity.
17.4    Definitions. For purposes of this Section 17, the following definitions shall apply:
(a)    “Competitive Services” means services competitive with the business activities engaged in by the Company or an Affiliate as of the date of termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 17 hereof, which include, but are not limited to, the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant processing, merchant acquiring, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services.
(b)    “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: TSYS Acquiring Solutions, Chase Paymentech Solutions, First Data Corporation, Total System Services, Inc., Vantiv, Wells Fargo Merchant Services, First National Merchant Solutions, RBS Lynk, TransFirst Holdings, iPayment, Bank of America Merchant Services, NPC, Elavon, Moneris Solutions and Worldpay.
(c)    “Protected Customer” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise to whom the Company or an Affiliate has sold or provided its products or services, or actively solicited to sell its products or services, during the twelve (12) months prior to termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 17 hereof.
(d)    “Protected Employee” means any employee of the Company or an Affiliate who was employed by Company or an Affiliate at any time within six (6) months prior to the termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 17 hereof.
17.5    Rights and Remedies Upon Breach. Grantee agrees that, in the event that Grantee breaches or threatens to breach the covenants set forth in Section 17 hereof, the Company shall be entitled to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the covenants set forth in Section 17 hereof and to have the covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In addition, if the Grantee breaches any of the covenants set forth in Section 17 hereof, all unvested Shares covered by this Certificate shall be immediately forfeited. Such forfeiture shall be in addition to any other right the Company may have with respect to any such violation or breach.
17.6    Severability. Grantee acknowledges and agrees that the covenants set forth in Section 17 hereof are reasonable and valid in time and scope and in all other respects and shall be considered and construed as separate and independent covenants. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Grantee will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

EXHIBIT A

Grantee may earn a percentage of the Target Award based on the Company’s year over year Annual Adjusted EPS Growth for the Performance Period, as follows:

A.
If CY 2017 Adjusted Operating Income is zero or below, the Performance Multiplier will be 0% and all of the Performance Units will be forfeited to the Company without further consideration or any act or action by Grantee.

B.
If CY 2017 Adjusted Operating Income is above zero, the Performance Multiplier will be 200%, subject to the Committee’s discretion to determine that a lower Performance Multiplier shall apply to this Award. In exercising such discretion, the Committee shall consider and be guided by the Company’s year over year Annual Adjusted EPS Growth (as defined herein) based upon the following Performance Matrices with respect to Annual Adjusted EPS Growth for each of CY 2017, 2018 and 2019.

Performance Matrix for CY 2017 Annual Adjusted EPS Growth

Degree of Performance Attainment	Annual Adjusted EPS Growth	Annual Multiple (1)
Maximum	16%	200%
Target	13%	100%
Threshold	8%	50%
Less than Threshold	Below 8%	0%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

Performance Matrix for CY 2018 Annual Adjusted EPS Growth

Degree of Performance Attainment	Annual Adjusted EPS Growth	Annual Multiple (1)
Maximum	16%	200%
Target	13%	100%
Threshold	8%	50%
Less than Threshold	Below 8%	0%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

Performance Matrix for CY 2019 Annual Adjusted EPS Growth

Degree of Performance Attainment	Annual Adjusted EPS Growth	Annual Multiple (1)
Maximum	16%	200%
Target	13%	100%
Threshold	8%	50%
Less than Threshold	Below 8%	0%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

C.	The resulting Annual Multiples for each of CY 2017, 2018 and 2019 are averaged together to determine the Performance Multiplier. For example:

•
If actual CY 2017 Annual Adjusted EPS Growth results in an Annual Multiple of 50%, actual CY 2018 Annual Adjusted EPS Growth results in an Annual Multiple of 100%, and actual CY 2019 Annual Adjusted EPS Growth results in an Annual Multiple of 100%, then the Performance Multiplier shall be 83%.

•	For the avoidance of doubt, no Performance Units shall be earned prior to the Conversion Date.

D.	For purposes of this Certificate, the following terms shall have the following meanings:

(1)	“CY 2017” or “2017 calendar year” means the twelve month period commencing on January 1, 2017 and ending December 31, 2017.

(2)	“CY 2018” or “2018 calendar year” means the twelve month period commencing on January 1, 2018 and ending December 31, 2018.

(3)	“CY 2019” or “2019 calendar year” means the twelve month period commencing on January 1, 2019 and ending December 31, 2019.

(4)
“Annual Adjusted EPS” means “diluted earnings per share” as described and quantified in the Company’s calendar 2017, 2018, and 2019 year-end earnings press releases, respectively, except that for purposes of this Certificate, Annual Adjusted EPS shall exclude the after-tax impact of expenses associated with share-based compensation and foreign currency exchange as calculated based on foreign currency exchange rates established at the Grant Date of this Award.

(5)
“Annual Adjusted EPS Growth” means the percentage increase in Annual Adjusted EPS for each calendar year in the Performance Period. For purposes of the 2017 calendar year, the beginning point for measurement of Annual Adjusted EPS growth shall be actual Annual Adjusted EPS for the twelve month period commencing on January 1, 2016 and ending December 31, 2016. For purposes of the 2018 and 2019 calendar years, the beginning point for measurement of Annual Adjusted EPS growth shall be actual Annual Adjusted EPS for the 2017 and 2018 calendar years, respectively, as measured in accordance with this Certificate.

(6)
“CY 2017 Adjusted Operating Income” means “operating income” as shown in the Company’s Consolidated Statements of Income for the calendar year ended December 31, 2017, as filed with the Securities and Exchange Commission on the Company’s Form 10-K for CY 2017, except that for the purpose of this Certificate, CY 2017 Adjusted Operating Income will be rounded up or down to the nearest whole million dollar level and shall exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges that are specifically excluded from the calculation of the Company’s adjusted operating income for such year, as described and quantified in the Company’s CY 2017 year-end earnings press release.